Exhibit 10.1

AMENDMENT
dated as of October 11, 2006

Goldman, Sachs & Co. (“Dealer”)	and	priceline.com Incorporated (“Counterparty”)

have entered into a Transaction evidenced by an Issuer Capped Share Call Option Transaction (5-Year) confirmation, dated September 21, 2006 (the “5-Year Confirmation”) and a Transaction evidenced by an Issuer Capped Share Call Option Transaction (7-Year) confirmation, dated September 21, 2006 (the “7-Year Confirmation” and, together with the 5-Year Confirmation, the “Confirmations”).  Buyer under the Confirmations wishes to purchase additional Options from Seller thereunder.  To effectuate this additional purchase, the parties hereby amend the Confirmations as set forth in this Amendment (this “Amendment”).

Accordingly, the parties agree as follows:—

1.             Amendments

(a)           The 5-Year Confirmation is amended, effective as of the date of this Amendment by:

(i)            increasing the Number of Options for each Component by 19,502, from 130,015 to 149,517; and

(ii)           designating a second Premium Payment Date of October 13, 2006, on which Buyer will pay to Seller an additional Premium of USD 1,677,375.

(b)           The 7-Year Confirmation is amended, effective as of the date of this Amendment by:

(i)            increasing the Number of Options for each Component by 19,502, from 130,015 to 149,517; and

(ii)           designating a second Premium Payment Date of October 13, 2006, on which Buyer will pay to Seller an additional Premium of USD 1,737,225.

(c)           Except as provided in this Amendment, all other terms and conditions of the Options remain the same.

2.             Representations

Each party hereby repeats on the date hereof the representations made by it in each Confirmation (with references therein to the “Trade Date” deemed references to the date of this Amendment, other than in Section 6(a)(viii) and Section 6(g) of the Confirmations).  Each party further represents to the other party that:—

(a)           Status.  It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b)           Powers.  It has the power to execute and deliver this Amendment and to perform its obligations under this Amendment and has taken all necessary action to authorize such execution, delivery and performance;

(c)           No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)           Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e)           Obligations Binding.  Its obligations under this Amendment constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and

(f)            Absence of Certain Events.  No Event of Default or Potential Event of Default or, to its knowledge, Termination Event (each as defined in the 1992 ISDA Master Agreement referred to in the Confirmations) with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Amendment.

3.             Unwind

In the event the sale of the Optional Securities (as defined in the Purchase Agreement defined in the Confirmations) is not consummated with the initial purchasers pursuant to the Purchase Agreement  for any reason by the close of business in New York on October 13, 2006 (or such later date as agreed upon by the parties) (such date or such later date as agreed upon being the “Accelerated Unwind Date”), this Amendment shall automatically terminate (the “Accelerated Unwind”) on the Accelerated Unwind Date and (i) this Amendment and all of the respective rights and obligations of Dealer and Counterparty under this Amendment shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with this Amendment either prior to or after the Accelerated Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that upon an Accelerated Unwind, all obligations with respect to this Amendment shall be deemed fully and finally discharged.

4.             Opinion

Counterparty shall deliver to Dealer an opinion of counsel, dated as of the date of this Amendment, with respect to the matters identified in Section 6(e) of each Confirmation as applied to this Amendment.

5.             Miscellaneous

(a)           Entire Agreement.  The Confirmations and this Amendment constitute the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)           Amendments.  No amendment, modification or waiver in respect of this Amendment will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

(c)           Counterparts.  This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)           Headings.  The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)           Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of law principles).

(f)            Agreement Continuation.  The Confirmations, as modified herein, shall continue in full force and effect.  All references to the Confirmations in the Confirmations or any document related thereto shall for all purposes constitute references to the Confirmations as amended hereby.

(g)           Arbitration.  The parties acknowledge and agree that the Arbitration provisions of the Confirmations shall apply to this Amendment as if set forth herein, with references therein to the “Confirmation” deemed references to this Amendment.

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the date specified on the first page of this Amendment.

GOLDMAN, SACHS & CO.		PRICELINE.COM INCORPORATED

By:	/s/ Conrad Langenegger	By:	/s/ Robert J. Mylod, Jr.
	Authorized Signatory		Name:	Robert J. Mylod, Jr.
			Title:	Chief Financial Officer